Exhibit 99.1

Acacia Research Reports First Quarter 2021 Financial Results

New York, NY, May 17, 2021 - Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three-month period ended March 31, 2021.

Clifford Press, Chief Executive Officer, stated, “Our defined process, in collaboration with Starboard Value LP, to evaluate new strategic opportunities is ongoing, and we continue to methodically evaluate potential acquisitions. Our focus remains the small-cap value sector with the goal of acquiring operating companies in the mature technology, healthcare, industrial and certain financial services segments. Our ongoing IP investments have resulted in a balanced portfolio, positioned to capitalize both on soft licensing and litigation. Our team is actively advancing a number of opportunities.”

“Subsequent to the end of the quarter, we led the reconstitution of the Board of Directors of Arix Bioscience plc (ARIX.LN) of which Acacia is an approximately 20% shareholder,” continued Mr. Press. “Since becoming a shareholder in Arix at the end of last year, we have sought to bring about a series of corporate governance improvements and ensure that the company is served by a board that is responsive to its shareholders. We believe it was incumbent upon us to lead on these issues at a critical time when the company was exposed to significant risk. Peregrine Moncreiffe has now joined the Board of Arix as non-executive Chairman. Maureen O’Connell, Chairman of the Board of Acacia, and Isaac Kohlberg, a director of Acacia, were appointed to the Arix board as well. In addition, Robert Lyne, Chief Operating Officer and General Counsel of Arix, has been appointed to the Arix board to act as Interim Chief Executive Officer while Arix recruits a permanent Chief Executive Officer. We are grateful to our fellow shareholders for their continued support during this period, and I am delighted that this matter has now been brought to a satisfactory conclusion.”

First Quarter 2021 Financial Summary:

•	Cash and equity investments at fair value totaled $325.1 million at March 31, 2021, compared to $274.6 million at December 31, 2020.
•	Equity securities without readily determinable fair value totaled $116.9 million at March 31, 2021; compared to $143.3 million at December 31, 2020. The decline relates to the reclassification of Immunocore as an equity investment at fair value upon completion of its IPO during the quarter.
•	Investment securities representing equity method investments totaled $33.7 million (before $11.9 million in noncontrolling interests), compared to $30.7 million (before $11.0 million in noncontrolling interests) at December 31, 2020.
•	Debt, which represents the Senior Secured Notes issued to Starboard, was $116.2 million at March 31, 2021.
•	Book value totaled $128.1 million or $2.64 per share as of March 31, 2021, compared to $292.5 million or $5.94 at December 31, 2020. Acacia’s current book value reflects the impact of the increase in the Company’s share price on its warrant and embedded derivative liabilities. Assuming full exercise of all issued derivatives, Acacia’s pro forma book value would rise to $917.4 million or $5.62 per share, up from $882.5 million or $5.39 per share as of December 31, 2020.[1]
•	Gross revenues were $5.8 million.
•	General and administrative expenses were $6.2 million, compared with $4.9 million last year due to business development and personnel expenses, as we build out our capability to identify, evaluate and execute acquisitions.
•	Operating loss was $5.7 million.
•	GAAP net loss to common stockholders, inclusive of $198.9 million in non-cash expense related to the change in fair value of the Series A and B warrants and embedded derivatives, was $(136.7 million), or $(2.81) per diluted share, compared to a net loss of $(12.2) million, or $(0.24) per diluted share, last year.

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[1] Under GAAP, book value reflects the impact of the liabilities associated with potential issuance of shares related to the Company’s warrants and convertible preferred stock. As the value of those liabilities varies with fluctuations in our share price, we believe a presentation of book value assuming full exercise of all warrants and preferred presents a useful measure of book value for investors. This non-GAAP measure does have its limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under GAAP.

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Book Value and Changes to Derivative Valuations

As of March 31, 2021, book value was $128.1 million and there were 48.6 million diluted shares of common stock outstanding in the first quarter of 2021, for a book value per share of $2.64, down from $5.94 at December 31, 2020. The decline is due to the impact of the increase in non-cash liabilities associated with the warrants and preferred stock held by Starboard Value LP. This was driven by the increase in Acacia’s share price from $3.94 at December 31, 2020 to $6.65 at March 31, 2021. All of these derivative liabilities would be eliminated upon exercise or expiration of all warrants and preferred stock.

Book value at March 31, 2021 reflects the impact of the following:

•	$115 million of Notes issued to Starboard Value;
•	$35 million of Series A preferred stock issued to Starboard Value; and
•	$261.4 million of warrants and additional embedded derivative liabilities associated with all preferred stock and warrants held by Starboard Value, to be eliminated upon exercise or expiration

Assuming Starboard Value converted all preferred stock and exercised all warrants:

•	$115 million of Notes liability would be eliminated, and 31.5 million shares would be issued;
•	$35 million of preferred stock would be eliminated, and 9.6 million shares would be issued;
•	$261.4 million of warrants and embedded derivative liabilities would be eliminated; and
•	$378 million of cash would be added upon exercise of the remaining Series B warrants and Series A warrants, and 73.5 million shares would be issued

The impact of this would be an incremental $789.2 million in book value, and an incremental 114.6 million shares outstanding. Assuming such conversion and exercise, pro forma book value would be $917.4 million, and diluted shares outstanding would be 163.2 million, for book value per share of $5.62, up from $5.39 at December 31, 2020.

Investor Conference Call:

The Company will host a conference call today, May 17, 2021 at 11 a.m. ET/ 8 a.m. PT.

To access the live call, please dial (877) 407-0778 (U.S. and Canada) or (201) 689-8565 (international). The conference call will also be simultaneously webcasted on the investor relations section of the Company’s website at http://acaciaresearch.com under Events & Presentations. Following the conclusion of the live call, a replay of the webcast will be available on the Company's website for at least 30 days.

About Acacia Research Corporation

Acacia Research (NASDAQ: ACTG) seeks to acquire undervalued businesses and pursues opportunities for value creation. We leverage our (i) access to flexible capital that can be deployed unconditionally, (ii) expertise in corporate governance and operational restructuring, (iii) willingness to invest in out of favor industries and businesses that suffer from a complexity discount and untangle complex, multi-factor situations, and (iv) expertise and relationships in certain sectors, to complete strategic acquisitions of businesses, divisions, and/or assets with a focus on mature technology, healthcare, industrial and certain financial segments. We seek to identify opportunities where we believe we are advantaged buyers, where we can avoid structured sale processes and create the opportunity to purchase businesses, divisions and/or assets of companies at an attractive price due to our unique capabilities, relationships, or expertise, or where we believe the target would be worth more to us than to other buyers. Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully implement our strategic plan, the ability successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to successfully identify and complete strategic acquisitions of businesses, divisions, and/or assets, the ability to to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions, including the impact of the COVID-19 pandemic and the success of our investments. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the forgoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur from period to period.

Investor Contact:

Rob Fink

FNK IR

646-809-4048

rob@fnkir.com

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ACACIA RESEARCH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$144,807	$165,546
Equity securities at fair value	180,320	109,103
Equity securities without readily determinable fair value	116,946	143,257
Investment securities - equity method investments	33,665	30,673
Investment at fair value	–	2,752
Accounts receivable	4,425	506
Prepaid expenses and other current assets	2,647	5,832
Total current assets	482,810	457,669

Long-term restricted cash	35,419	35,000
Patents, net of accumulated amortization	45,050	16,912
Leased right-of-use assets	845	951
Other non-current assets	4,834	4,988
Total assets	$568,958	$515,520

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,633	$1,019
Accrued expenses and other current liabilities	3,673	3,707
Accrued compensation	2,017	2,265
Royalties and contingent legal fees payable	2,445	2,162
Accrued patent investment costs	10,000	–
Senior Secured Notes Payable - short-term	116,211	115,663
Total current liabilities	137,979	124,816

Series A warrant liabilities	18,243	6,640
Series A embedded derivative liabilities	40,419	26,728
Series B warrant liabilities	225,956	52,341
Long-term lease liabilities	845	951
Other long-term liabilities	5,591	591
Total liabilities	429,033	212,067

Commitments and contingencies

Series A redeemable convertible preferred stock, par value $0.001 per share; stated value $100 per share; 350,000 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $35,000 as of March 31, 2021 and December 31, 2020, respectively	11,777	10,924

Stockholders' equity:
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 49,279,453 shares issued and outstanding as of March 31, 2021 and December 31, 2020	49	49
Treasury stock, at cost, 4,604,365 shares as of March 31, 2021 and December 31, 2020	(43,270)	(43,270)
Additional paid-in capital	650,753	651,416
Accumulated deficit	(491,326)	(326,708)
Total Acacia Research Corporation stockholders' equity	116,206	281,487

Noncontrolling interests	11,942	11,042

Total stockholders' equity	128,148	292,529

Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$568,958	$515,520

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ACACIA RESEARCH CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020

Revenues	$5,803	$3,815

Patent portfolio operations:
Inventor royalties	95	426
Contingent legal fees	1,094	234
Litigation and licensing expenses - patents	2,262	1,037
Amortization of patents	1,862	1,043
Other patent portfolio expenses (income)	–	(234)
Patent portfolio expenses	5,313	2,506
Net patent portfolio income	490	1,309
General and administrative expenses	6,166	4,878
Operating loss	(5,676)	(3,569)

Other income (expense):
Change in fair value of investment, net	–	4,108
Gain (loss) on sale of investment	839	(3,316)
Change in fair value of the Series A and B warrants and embedded derivatives	(198,909)	(4,382)
Change in fair value of equity securities	37,849	(6,117)
Gain on sale of equity securities	819	112
Equity investment income	2,730	–
Loss on foreign currency exchange	(24)	–
Interest expense on Senior Secured Notes	(1,310)	–
Interest income (expense) and other	(26)	535
Total other expense	(158,032)	(9,060)

Loss before income taxes	(163,708)	(12,629)

Income tax benefit (expense)	(10)	1,338

Net Loss including noncontrolling interests in subsidiaries	(163,718)	(11,291)

Net Income attributable to noncontrolling interests in subsidiaries	(900)	–

Net Loss attributable to Acacia Research Corporation	$(164,618)	$(11,291)

Net Loss attributable to common stockholders - basic and diluted	$(136,665)	$(12,185)
Basic and diluted net loss per common share	$(2.81)	$(0.24)
Weighted average number of shares outstanding - basic and diluted	48,596,040	49,875,396

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